Exhibit 10.12

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (the “Agreement”) is made as of October 3, 2017 (the “Effective Date”), by and between Project Chimera, Inc. a corporation organized and existing under the laws of Delaware, with its registered office located at 400 Technology Square, 10th Floor, Cambridge, MA 02139 (“Chimera”) and GLAXOSMITHKLINE INTELLECTUAL PROPERTY DEVELOPMENT LIMITED, a corporation organized and existing under the laws of England and Wales, with its registered office located at 980 Great West Road, Brentford, Middlesex, TW8 9GS, United Kingdom (“GSK”). Each of Chimera and GSK may be referred to herein as a “Party” or together as the “Parties.”

BACKGROUND

WHEREAS, Chimera is a drug discovery company that is engaged in research and development across multiple target areas for the purpose of designing and developing new therapeutically significant compounds for a broad range of diseases;

WHEREAS, GSK is a pharmaceutical company with specialized experience in, among other things, discovery, clinical development and commercialization of pharmaceutical products; and

WHEREAS, the Parties wish to enter into a novel collaboration to jointly identify, research, and conduct preclinical development of Collaboration Compounds against specified Collaboration Targets to identify drug candidates (capitalized terms defined below).

Now, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Chimera and GSK hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following initially capitalized terms have the following meanings (and derivative forms of them shall be interpreted accordingly):

1.1 “Additional Collaboration Target” has the meaning given in Section 2.3(a).

1.2 “Affiliate” means, as to a given entity, another entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first entity. For purposes of this definition, “control” with respect to an entity, means the ownership of fifty percent (50%) or more of the voting securities entitled to elect the directors or management of the entity, or the actual power to elect or direct the management of the entity.

1.3 “Agreement” has the meaning given in the preamble to this Agreement.

1.4 “Alliance Manager” has the meaning given in Section 3.5

1.5 “Applicable Law(s)” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, government or Regulatory Authority. Specifically, and without limiting the foregoing, Applicable Law(s) includes the Foreign Corrupt Practices Act of 1977, as amended.

1.6 “Bankruptcy Code” has the meaning given in Section 11.2(b).

1.7 “Business Day” means a day other than a Saturday or a Sunday on which banking institutions in London, England and Boston, Massachusetts are open for business, but in any event excluding the nine (9) consecutive calendar days beginning on December 24th of a Calendar Year and continuing through January 1st of the next Calendar Year.

1.8 “Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively.

1.9 “Calendar Year” means a period of twelve (12) consecutive months beginning on January 1 and ending on December 31.

1.10 “Chimera” has the meaning given in the preamble to this Agreement.

1.11 “Chimera Background IP” means all Intellectual Property Controlled by Chimera or its Affiliates (a) as of the Effective Date or (b) that arises after the Effective Date from activities separate and apart from the activities conducted in connection with this Agreement.

1.12 “Chimera Indemnitees” has the meaning given in Section 9.1.

1.13 “Chimera IP” has the meaning given in Section 6.3(b).

1.14 “Chimera Ligase Binder Data” has the meaning given in Section 3.8.

1.15 “Chimera Materials” means [***].

1.16 “Collaboration Compound” has the meaning given in Section 2.5(b).

1.17 “Collaboration Data” has the meaning given in Section 3.3.

1.18 “Collaboration Target” means (a) the Initial Collaboration Targets and (b) any Additional Collaboration Targets.

1.19 “Collaboration IP” means [***].

1.20 “Combination Product” has the meaning given in Section 1.53.

1.21 “Commercialization” means all activities undertaken with respect to a Product relating to manufacturing, marketing, promotion (including advertising and detailing), medical affairs activities, medical science liaison activities, sponsored product or continuing medical education activities, post-Regulatory Approval clinical studies, (that are not required to obtain such Regulatory Approval), obtaining pricing and reimbursement approval, in each case with respect to such product, any importing, offering for sale, distribution and sale of such product, identifying, screening, treating or diagnosing patients as potential users of such Product, and interacting with Regulatory Authorities regarding the foregoing. When used as a verb, “Commercialize” means to engage in Commercialization.

1.22 “Compound” means any chemical compound, matter, structure or composition.

1.23 “Confidential Information” has the meaning given in Section 7.1.

1.24 “Confirmed Hit” has the meaning given in Section 2.5(a).

1.25 “Control” means, with respect to any Intellectual Property, the possession (whether by ownership or license, but other than pursuant to this Agreement) by a Party or its Affiliates of the ability to grant to the other Party a license, sublicense or access to such Intellectual Property, without violating the terms of any agreement or other arrangement with any Third Party, in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license or access.

1.26 “Cover(s)(ed)(ing)” means, with respect to a particular item or method, any Patent and/or Know-How, that but for a license under or ownership right in such Patent and/or Know-How, the manufacture, use, offer for sale, sale, importation, duplication, distribution or other exploitation of such item (or any other item used in the manufacture, use, offer for sale, sale, importation, duplication, distribution or other exploitation thereof) or the practice of such method (or the use of any item in the practice of such method), would infringe any Patent and/or misappropriate any Know-How (assuming, in the case of pending patent applications, that such pending patent applications are considered issued patents) in any of the countries of manufacture, use, offer for sale, sale, importation, duplication, distribution and/or other exploitation.

1.27 “CPR” has the meaning given in Section 12.2(b).

1.28 “Derivative Compounds” has the meaning given in Section 2.5(b).

1.29 “Develop” or “Development” means, with respect to a Product, activities relating to obtaining Regulatory Approval of any Product or manufacturing or developing manufacturing capabilities for any Product. Development includes, but is not limited to, pharmacology studies, biomarker studies, toxicology studies, formulation of active pharmaceutical and other ingredients, manufacturing process development and scale-up (including bulk compound production), quality control, technical support, pharmacokinetic studies, preclinical activities, clinical studies and regulatory affairs activities.

1.30 “Disclosing Party” has the meaning given in Section 7.1.

1.31 “Dispute” has the meaning given in Section 12.2

1.32 “DNA-Tag” means a [***].

1.33 “DNA-Tagged Compound” means a [***].

1.34 “Dollar,” “dollar” or “$” means the legal tender of the United States.

1.35 “Effective Date” has the meaning given in the preamble to this Agreement.

1.36 “FDA” means the United States Food and Drug Administration, and any of its successor agencies or departments.

1.37 “First Commercial Sale” means the first sale, for use or consumption by the general public of Product in a country after all required Regulatory Approvals for commercial sale of Product have been obtained in such country.

1.38 “Force Majeur” has the meaning given in Section 12.7.

1.39 “Good Data Management Practices” has the meaning given in Section 13.1.

1.40 “Good Laboratory Practices” or “GLP” means the then-current standards, practices and procedures promulgated or endorsed by (i) the European Commission Directive 2004/10/EC relating to the application of the principles of good laboratory practices, as may be amended from time to time as well as any Rules Governing Medicinal Products in the European Community Vol. Ill, ISBN 92.825 9619-2 (ex - OECD principles of GLP), (ii) the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and (iii) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.41 “Grant Agreement” has the meaning given in Section 5.1.

1.42 “GSK” has the meaning given in the preamble to this Agreement.

1.43 “GSK Background IP” means all Intellectual Property Controlled by GSK or its Affiliates [***].

1.44 “GSK DNA-Tagged Compound(s)” means [***].

1.45 “GSK Indemnitees” has the meaning given in Section 9.2.

1.46 “GSK IP” has the meaning given in Section 6.2(b).

1.47 “GSK Information” has the meaning given in Section 3.3.

1.48 “GSK Library(ies)” means [***].

1.49 “GSK Ligase Binder Data” has the meaning given in Section 3.8.

1.50 “GSK Materials” means [***].

1.51 “GSK Program Hit IP” means Intellectual Property Controlled by GSK or its Affiliates that Covers any Program Hit.

1.52 “Indemnify” has the meaning given in Section 9.1.

1.53 “IND” means an investigational new drug application, or similar application or submission to conduct human clinical investigations, in each case that is filed with or submitted to a Regulatory Authority in conformance with the requirement of such Regulatory Authority, and any amendments thereto.

1.54 “Initial Collaboration Targets” has the meaning given in Section 2.2.

1.55 “Intellectual Property” shall mean the following and rights therein: (a) inventions whether or not reduced to practice or embodied in one or more Patents; (b) Patents; (c) Know-How and the right in any jurisdiction to limit the use or disclosure thereof; (d) copyrights or similar rights in writings, designs, mask works, or other works of authorship, and registrations or applications for registrations of copyrights in any jurisdiction; (e) trademarks and service marks (registered or unregistered), trade dress, trade names, and other names and slogans embodying business or product goodwill or indications of origin, and all applications or registrations in any jurisdiction pertaining to the foregoing; and all goodwill associated therewith.

1.56 “Know-How” means all technical information and know-how, including inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, methods of synthesis, compound library designs, methods, protocols, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formula, and expertise that, in each case, is not in the public domain.

1.57 “Knowledge” means the actual knowledge of any of the executive officers of a Party.

1.58 “License Transaction” has the meaning given in Section 2.8(b)(i).

1.59 “Linker” means [***].

1.60 “Losses” has the meaning given in Section 9.1.

1.61 “Net Sales” means, with respect to a Product, the aggregate gross invoiced sales prices from sales of all units of such Product sold by Chimera, its Affiliates and Sublicensees to independent Third Parties (other than a Sublicensee) after deducting:

[***]

For purposes of this Section 1.61, “Combination Product” means a product that includes a device for delivery or at least one active ingredient other than a Product.

1.62 “Non-Publishing Party” has the meaning given in Section 7.7.

1.63 “Non-Selected Compounds” has the meaning given in Section 2.8(a)(iii).

1.64 “Off-DNA Synthesis” means the de novo synthesis of Compounds [***].

1.65 “Party” or “Parties” has the meaning given in the preamble to this Agreement.

1.66 “Patent” means any patent application or patent anywhere in the world, including all of the following: provisional, utility, divisional, continuation, continuation-in-part, and substitution applications; and utility, re-issue, re-examination, renewal and extended patents, and patents of addition, and any supplementary protection certificates or equivalent thereof anywhere in the world, restoration of patent terms and other similar rights.

1.67 “Primary Binder Data” means [***].

1.68 “Prior CDA” means that certain Confidential Disclosure Agreement by and between Chimera and GSK dated June 10, 2016, as amended.

1.69 “Prior MTA” means that certain Material Transfer Agreement by and between Chimera and GSK dated October 19, 2016, as amended.

1.70 “Product” means [***].

1.71 “Program Hit” means a [***] but which has not otherwise been modified.

1.72 “Project Team” has the meaning given in Section 3.1.

1.73 [***]

1.74 “Publishing Party” has the meaning given in Section 7.7.

1.75 “Receiving Party” has the meaning given in Section 7.1.

1.76 “Regulatory Approval” means, with respect to a country or extra-national territory, any and all approvals (including NDAs), licenses, registrations or authorizations of any Regulatory Authority necessary in order to commercially distribute, sell or market a product in such country or some or all of such extra-national territory. For the sake of clarity, Regulatory Approval shall not be achieved for a product in a country until all applicable pricing and governmental Third Party reimbursement approvals have also been obtained in such country.

1.77 “Regulatory Authority” means the FDA or any counterpart of the FDA outside the United States.

1.78 “Representatives” means a Party’s or its Affiliates’ employees, directors, officers, consultants and agents.

1.79 “Research Collaboration” has the meaning given in Section 2.1.

1.80 “Research Collaboration Term” means, as determined on a Collaboration Compound-by-Collaboration Compound basis, the period commencing on the Effective Date and continuing until the earlier of (a) the expiry of GSK’s first right of negotiation to such Collaboration Compound or Product and (b) the termination of this Agreement.

1.81 “Research Plan” means the research plan for the Collaboration Targets attached hereto as Exhibit B, as such plan may be amended and updated from time to time as mutually agreed by the Project Team in accordance with the terms of this Agreement.

1.82 “Scientific Advisor” has the meaning given in Section 3.6.

1.83 “Scientific Liaison” has the meaning given in Section 3.2.

1.84 “Screening Hit(s)” means [***].

1.85 “Screening Hit Criteria” means the properties as described in the Research Plan in Exhibit B mutually agreed by Chimera and GSK as sufficient to identify a compound as a Screening Hit with regards to the applicable Collaboration Target.

1.86 “Sublicensee” means any Third Party to which a Party has granted a sublicense in accordance with Section 2.7 or Section 4.4; but in each case excluding any Third Party acting solely as a distributor.

1.87 “Target” means a biological target including a protein, peptide, nucleic acid, lipid, carbohydrate, or complex comprising any combination thereof.

1.88 “Target Nomination Period” has the meaning given in Section 2.3(a).

1.89 “Term” has the meaning given in Section 11.1.

1.90 “Third Party” means any person or entity other than the Parties and their Affiliates.

1.91 “Third Party Claims” has the meaning given in Section 9.1.

1.92 “Third Party Encumbrance” means with respect to a Target, [***].

1.93 “Third Party Protein Degradation Company” has the meaning given in Section 4.3(d).

1.94 “Validation Testing” has the meaning given in Section 2.5(a).

1.95 “Withholding Party” has the meaning given in Section 5.8.

ARTICLE 2

COLLABORATION

2.1 Overview. Chimera and GSK desire and intend to work together to discover, characterize, and optimize Compounds contained in, or otherwise derived from, the GSK Libraries in accordance with the provisions of Articles 2 and 3 of this Agreement (the “Research Collaboration”) during each Research Collaboration Term.

2.2 Initial Collaboration Targets. Prior to the Effective Date, Chimera and GSK mutually agreed on those protein degradation Targets identified on Exhibit A attached hereto (the “Initial Collaboration Targets”) for research. Chimera and GSK further agree that all activities undertaken under the Prior MTA on those protein degradation Targets identified on Exhibit A will be deemed to be part of the Research Collaboration and notwithstanding the performance of research prior to the Effective Date, will be deemed as research activities undertaken during a Research Collaboration Term.

2.3 Selection of Additional Collaboration Targets.

(a) Target Nomination. For a period of [***] after the Effective Date (the “Target Nomination Period”), the Parties may mutually agree to name additional Targets in the Research Collaboration as a Collaboration Target, provided that [***] would be designated as Collaboration Targets in the Research Collaboration at any given time (i.e., a Collaboration Target must be removed from Exhibit A, and shall thereafter no longer constitute a “Collaboration Target,” in order for a Target to be added to Exhibit A as an Additional Collaboration Target, and all rights and obligations of the Parties to such removed Target shall terminate). If [***], such Target shall not be included as an “Additional Collaboration Target” under this Agreement. Additional Collaboration Targets will be added to Exhibit A by way of an amendment to this Agreement.

(b) Target Confidentiality. For the avoidance of doubt: (i) the fact that Chimera has identified a Target as a potential Collaboration Target shall be the Confidential Information of Chimera and subject to the obligations and exemptions of ARTICLE 7 of this Agreement and (ii) the fact that a Target could not be included as an Additional Collaboration Target [***] shall be the Confidential Information of GSK and subject to the obligations and exemptions of ARTICLE 7.

2.4 Screening Hits and Program Hits. In the event that an Additional Collaboration Target is added pursuant to Section 2.3(a), Chimera and GSK shall mutually agree Screening Hit Criteria for such Additional Collaboration Target, after which Chimera will be solely responsible for providing GSK with the necessary purified protein reagents required for GSK to perform its obligations regarding such Additional Collaboration Targets under this Section 2.4. Following the mutual agreement of the Screening Hit Criteria and receipt of necessary reagents from Chimera, GSK shall, all in accordance with the Research Plan, (i) screen its GSK Libraries (or any portion thereof) against such Collaboration Target(s), (ii) analyze Primary Binder Data using its proprietary software and algorithms and (iii) share the results of such analysis (including a list of Screening Hits (if any) for such Collaboration Target) with the Project Team, [***]. The Project Team will advise Chimera regarding which Screening Hits may be suitable for Off-DNA Synthesis as Program Hits. GSK will provide the chemical structures for the Screening Hits identified against each Collaboration Target. GSK shall perform such screening activities with requisite care, skill and diligence, in accordance with Applicable Laws and industry standards, and by individuals who are appropriately trained and qualified.

2.5 Confirmed Hits and Collaboration Compounds.

(a) Chimera shall be responsible for performing Off-DNA Synthesis to generate Program Hits and conducting validation and testing for activity of such Program Hits, which activities may include specificity or selectivity analyses or activity in a secondary assay, and any additional activities, all as described in the Research Plan (collectively, “Validation Testing”), but would not involve optimization or other actions to change the structure of a Screening Hit, in order to support identification of one or more Program Hits that demonstrate in vitro binding against the applicable Collaboration Target (such Program Hit, a “Confirmed Hit”). Chimera shall perform such Validation Testing with requisite care, skill and diligence, in accordance with Applicable Laws and industry standards, and by individuals who are appropriately trained and qualified.

(b) On a Collaboration Target-by-Collaboration Target basis, Chimera may select, in its sole discretion, [***] (each, a “Collaboration Compound”). Nothing herein shall limit Chimera’s right to create and generate modified forms of Collaboration Compounds or new Compounds based on the same chemical scaffold as a Collaboration Compound; provided that such modified forms of a Collaboration Compound and such new Compounds (collectively, “Derivative Compounds”) shall be considered Collaboration Compounds for the purposes hereunder.

2.6 Development and Commercialization. Subject to GSK’s rights under Section 2.8(b), Chimera shall have the sole right and responsibility for the Development, and Commercialization of Collaboration Compounds and Products, including decision-making authority and all funding for such activities.

2.7 Subcontracting. Subject to the terms of this Agreement, each Party shall have the right to engage Affiliates or subcontractors to perform part of its obligations under the Research Plan. Any Affiliate or subcontractor to be engaged by a Party to perform a Party’s obligations set forth in this Agreement shall meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity; provided that any Party engaging an Affiliate or subcontractor hereunder shall remain responsible and obligated for such activities and shall ensure that any and all Know-How, Patents and other Intellectual Property arising or created by any such Affiliate or subcontractor in relation to the subcontracted work shall be assigned solely to and in the name of the hiring Party hereunder, and that any such Affiliate or subcontractor shall have such obligation to assign all such rights in and to all Intellectual Property arising from subcontracted work to the subcontracting Party as part of the agreement by which such subcontractor is engaged by a Party hereunder.

2.8 Exclusivity and Options

(a) Exclusivity

(i) Subject to the terms and conditions of this Agreement, on a Collaboration Target-by-Collaboration Target basis, beginning upon acceptance of a Target as a Collaboration Target and continuing until the earlier of [***] after such acceptance and (ii) Chimera’s termination of the development program for such Collaboration Target in accordance with 11.2(c), GSK shall not, whether alone or in collaboration with any of its Affiliates or any Third Party [***], other than in accordance with this Agreement.

(ii) Subject to the terms and conditions of this Agreement, Chimera shall not, whether alone or in collaboration with any of its Affiliates, engage any Third Party provider of libraries comprising DNA-Tagged Compounds to discover or identify compounds directed against any Collaboration Target unless GSK first screens such Collaboration Target and such screening does not identify any Confirmed Hits, or if Confirmed Hits were identified by GSK’s screening, Chimera opted not to [***]; provided that this clause (ii) shall not apply to the following Initial Collaboration Targets: STAT3 [***].

(iii) Notwithstanding anything to the contrary herein, on a Collaboration Target-by-Collaboration Target basis, if no Confirmed Hits are identified for such Collaboration Target, or if Confirmed Hits were identified by GSK and Chimera opted not to select [***], then neither Party nor their Affiliates would be restricted from pursuing (or, conversely, have any obligations to pursue) research and Development with respect to such Collaboration Target or any other Target. If a Confirmed Hit is not selected by Chimera as a Collaboration Compound (“Non-Selected Compound(s)”), such Non-Selected Compound will no longer be considered a Program Hit or Confirmed Hit hereunder, Chimera’s license under Section 4.1(a) would terminate, and nothing in this Agreement will be deemed to grant Chimera any rights in or to such Non-Selected Compounds.

(b) Options

(i) Right of First Negotiation. In the event that Chimera and/or its Affiliates desires to collaborate with or grant a license or similar rights to any Third Party to research, Develop or Commercialize any Collaboration Compounds, Chimera shall notify GSK, in writing prior to providing a term sheet to any Third Party for any such Collaboration Compound, and such notice shall set forth the structure and scope of such proposed transaction (a “License Transaction”) and shall summarize the relevant data generated to date for such Collaboration Compound. GSK shall have the right, but not the obligation, to submit, [***] following such notice from Chimera, a written offer to Chimera summarizing GSK’s key terms and conditions for such License Transaction. If such written offer is provided by GSK, the Parties will conduct non-exclusive, bona fide negotiations for a [***] following Chimera’s receipt of such written offer from GSK, unless such period is extended by mutual written agreement of the Parties. Chimera shall have no obligation to accept the offer originally submitted by GSK or to accept any further offer which may be presented by GSK during the period of bona fide negotiations, or to enter into any License Transaction with GSK, provided that, for a period of [***] after the period of bona fide negotiations Chimera shall not offer terms to a Third Party that are materially less favorable to Chimera than those last offered to GSK. If the Parties do not enter into a License Transaction during such [***], then GSK’s rights under this Section 2.8(b)(i) will terminate with respect to such Collaboration Compounds.

(ii) Conclusion of First Right of Negotiation. Notwithstanding Section 2.7(b)(i), if [***] prior to initiation of [***] in relation to such Collaboration Compounds, Chimera has not yet entered into a Licensing Transaction with respect to any Collaboration Compounds or Products (meaning that Chimera retains rights to research, Develop or Commercialize any Collaboration Compounds or Products), and Chimera desires to collaborate with or grant a license or similar rights to any Third Party with respect to any such Collaboration Compounds or Products, then Chimera shall so notify GSK, in writing, prior to providing a term sheet to any Third Party for any such Collaboration Compound, and such notice shall set forth the structure and scope of such proposed License Transaction and summarize the relevant data generated to date for such Collaboration Compound. GSK shall have the right, but not the obligation, to submit, within [***] following such notice from Chimera, a written offer to Chimera summarizing GSK’s key terms and conditions for such License Transaction. If such written offer is provided by GSK, the Parties will conduct non-exclusive, bona fide negotiations for a maximum of [***] following Chimera’s receipt of such written offer from GSK unless such period is extended by mutual written agreement of the Parties. Chimera shall have no obligation to accept the offer originally submitted by GSK or to accept any further offer which may be presented by GSK during the period of bona fide negotiations, or to enter into any License Transaction with GSK, provided that, for a period of [***] after the period of bona fide negotiations Chimera shall not offer terms to a Third Party that are materially less favorable to Chimera than those last offered to GSK. If the Parties do not enter into a License Transaction during such [***] period, then GSK’s rights under this Section 2.8(b)(ii) will terminate with respect to such Collaboration Compounds.

(iii) The foregoing rights of negotiation pursuant to this Section 2.8 will not apply to [***].

2.9 Materials.

(a) Use of GSK Materials. Chimera shall not use GSK Materials in any way other than in accordance with the licenses granted herein, including without limitation, in connection with conducting research, Development and Commercialization activities with respect to the Screening Hits, Program Hits, Confirmed Hits, Collaboration Compounds and Products for the applicable Collaboration Target.

(b) Use of Chimera Materials. GSK shall not use Chimera Materials in any way other than to perform GSK’s obligations under this Agreement. Except as expressly permitted under this Agreement, GSK shall not transfer the Chimera Materials to any Third Parties or outside of GSK.

(c) Material Transfer Record. Such transfers shall be recorded using the material transfer record form set out in Exhibit C, which shall be completed by the transferring party, submitted to the receiving party for countersignature by the Scientific Liaison prior to the transfer of Chimera Materials or GSK Materials, as applicable.

2.10 Costs of Collaboration Efforts. Each Party shall be solely responsible for the costs of its own activities under the Research Plan, and Chimera will be solely responsible for the costs of its additional research, Development and Commercialization of Program Hits and Products for Collaboration Targets.

ARTICLE 3

COMMUNICATION WITHIN THE RESEARCH COLLABORATION

3.1 Project Team. The Parties shall establish and convene a project team (the “Project Team”), which shall be responsible for the management of the day-to-day activities conducted under the Research Collaboration as more fully described in this Section 3.1.

(a) Membership. The Project Team shall include the Chimera Scientific Liaison and the GSK Scientific Liaison, and any number of additional Representatives of GSK and Chimera as may be mutually agreed between the Parties. Each Party shall provide the other with a list of its initial members of the Project Team as soon as possible (but no later than [***]) following the Effective Date. Each Representative of a Party shall have sufficient seniority and expertise to participate on the Project Team.

(b) Meetings. The Project Team shall meet as often as required during the Research Collaboration Term, which shall be at least monthly or more or less frequently as the Parties via the Project Team mutually agree, at such places and times or by such means (including teleconferencing) as agreed by the Parties. Each Party will bear all expenses it incurs in regard to participating in all meetings of the Project Team, including all travel and living expenses.

3.2 Scientific Liaisons. Each of Chimera and GSK shall designate a scientific liaison (“Scientific Liaison”) having appropriate scientific expertise with respect to conduct of the Research Plan to be the primary contact for such Party as further described in this Section 3.2. The Scientific Liaisons shall be the primary points of contact for the Parties regarding the collaboration activities contemplated by this Agreement and shall be responsible for monitoring the exchange of relevant information and Materials between the Parties as required for the performance of the Research Plan, which shall be carried out through the use of the Material Transfer Record Form in Exhibit C. The name and contact information for each Party’s Scientific Liaison, as well as any replacement(s) chosen by a Party, in its sole discretion, from time to time, shall be promptly provided to the other Party.

3.3 Information Sharing. During the Research Collaboration Term for a Collaboration Compound or, if earlier, until Collaboration Data for a particular Collaboration Target are licensed or partnered with a Third Party, Chimera’s Scientific Liaison will make all material data generated by Chimera (i) under a Research Plan pertaining to such Collaboration Compound and (ii) in relation to Collaboration Compounds and Products, including chemical structures (“Collaboration Data”), available to GSK and the Project Team through an e-data room or shared portal. Collaboration Data will also be made available to GSK and the Project Team by way of summary slides and provision of a written summary, and will be considered the Confidential Information of Chimera. GSK will, at its discretion, provide advice, support, theories, techniques and potential improvements to Chimera’s scientific research and product development activities with the Project Team (“GSK Information”). Each Party’s Scientific Liaison shall alternate in being responsible for preparing and circulating minutes of each meeting of the Project Team, setting forth, inter alia, Collaboration Data and GSK Information shared at each meeting, an overview of the discussions at the meeting and a list of any actions, decisions or determinations approved by the Project Team and a list of any issues to be resolved by the Project Team at a subsequent meeting. Such minutes shall be effective only after approval by both Parties in writing (which may be by electronic mail). With the sole exception of specific items of the meeting minutes to which the members cannot agree and that are escalated to executive officers of the Parties, definitive minutes of all Project Team meetings shall be finalized no later than [***] after the meeting to which the minutes pertain.

3.4 Data and Results. Each Party shall own and retain all right, title and interest in all data, results (including screening results), reports and records arising from activities performed by its Representatives in performance of the activities hereunder.

3.5 Alliance Managers. Each Party shall designate a representative with all necessary business skill and expertise as necessary to be the primary contact for such Party as regards all business development and/or contract-related communications between the Parties for all matters in connection with this Agreement (an “Alliance Manager”). The name and contact information for each Party’s Alliance Manager, as well as any replacement(s) chosen by a Party, in its sole discretion, from time to time, shall be promptly provided to the other Party.

3.6 Scientific Advisors. Commencing on the Effective Date, Chimera has a right to request a scientific advisor with knowledge in the field of targeted protein degradation be named by GSK (a “Scientific Advisor”), subject to execution of a separate contract detailing the rights and obligations of such Scientific Advisor. The Parties acknowledge that the scientific advisor agreement could obligate Scientific Advisor to provide at least [***] of services to Chimera per quarter, and such additional days as mutually agreed by Chimera and Scientific Advisor. Furthermore, such scientific advisor agreement may include an obligation for the Scientific Advisor to devote his/her best efforts to provide the services as follows: (a) attending meetings of Chimera’s scientific advisors; (b) performing the duties of such scientific advisors at such meetings, as established from time to time by the mutual agreement of Chimera and the Scientific Advisor and Chimera’s other scientific advisors, including without limitation meeting with Chimera employees, consultants and Chimera’s other scientific advisors, reviewing goals of Chimera and assisting in developing strategies for achieving such goals, and providing advice, support, theories, techniques and improvements in Chimera’s scientific research and product development activities; and (c) providing consulting services to Chimera at its request, including a reasonable amount of informal consultation over the telephone or otherwise as requested by Chimera.

3.7 Reporting. On an annual basis, following the end of the Research Collaboration Term and continuing until the first to occur of the following events as determined on a Collaboration Target by Collaboration Target basis: (i) the filing of the first NDA for a Product targeting such Collaboration Target and (ii) the cessation of all Development with respect to all Products targeting such Collaboration Target, Chimera shall provide GSK with written reports summarizing in reasonable detail the material Development activities (e.g., filing of an IND, commencement of clinical trials, filing of an NDA, etc.) undertaken by or on behalf of Chimera (including its Affiliates and Sublicensees) with respect to the Development of Collaboration Compounds and Products, and each such report will be considered the Confidential Information of Chimera. Notwithstanding the foregoing, if Chimera enters into a License Transaction with respect to a Product targeting a given Collaboration Target, the foregoing reporting obligation will continue with respect to such Collaboration Target to the extent not prohibited by the terms of such License Transaction, provided such terms are reasonably demonstrable to GSK.

3.8 Ligases. GSK may, at its discretion, provide data relating to chemical matter resulting from its internal screens of ligases using GSK Libraries to Chimera, and Chimera, at its discretion, may elect to optimize such compounds. If the Parties agree to include ligase binders in the Research Collaboration, a research plan would be agreed at that time, and work would be conducted in accordance with such pre-agreed research plan. Each Party would share all data, including chemical structures, generated in relation to such ligase binders (“GSK Ligase Binder Data” and “Chimera Ligase Binder Data”, respectively) until the earlier of achievement of pre-agreed criteria or termination of the research effort.

ARTICLE 4

LICENSES; DEVELOPMENT & COMMERCIALIZATION

4.1 Mutual Research Licenses.

(a) To Chimera. Subject to the terms and conditions of this Agreement, during each Research Collaboration Term, GSK hereby grants to Chimera a limited, royalty-free, nonexclusive, sublicenseable, non-transferable (except as set forth in Section 12.5) worldwide right and license (i) under GSK Program Hit IP (if any) and GSK’s interest in any Collaboration IP (if any), and (ii) to use any GSK Materials, in each case (i) and (ii) solely to permit Chimera, directly or with and through a Third Party, to perform Chimera’s responsibilities under the Research Plan.

(b) To GSK. Subject to the terms and conditions of this Agreement, during each Research Collaboration Term, Chimera hereby grants to GSK a limited, royalty-free, nonexclusive, sublicenseable, non-transferable (except as set forth in Section 12.5), worldwide right and license (i) under the Chimera IP and Chimera’s interest in any Collaboration IP (if any), and (ii) to use any Chimera Materials, in each case (i) and (ii) solely to permit GSK, directly or with and through a Third Party, to perform GSK’s responsibilities under the Research Plan.

4.2 Development/Commercialization License. GSK hereby grants to Chimera an exclusive, worldwide, sub-licenseable (through multiple tiers and subject to Section 4.4) and transferable (pursuant to Section 12.5) license (A) under GSK’s interest in any GSK Program Hit IP (if any) and Collaboration IP (if any) and (B) to use any GSK Materials, in each case to the extent necessary or reasonably useful to make, use, sell, offer for sale and import Collaboration Compounds and Products.

4.3 Mutual Non-Exclusive Licenses.

(a) To Chimera.

(i) Subject to Section 4.3(d), GSK hereby grants to Chimera a royalty- free, non-exclusive, perpetual, sublicensable (through multiple tiers), non-transferable (except as set forth in Section 12.5) worldwide right and license, under the GSK Information, to permit Chimera to perform internal research and development activities.

(ii) Subject to Section 4.3(d), GSK hereby grants to Chimera a royalty- free, non-exclusive, perpetual, sublicensable (through multiple tiers), non-transferable (except as set forth in Section 12.5) worldwide right and license, under GSK Ligase Binder Data to permit Chimera to perform internal research, development and commercialization activities.

(b) To GSK.

(i) Subject to Section 4.3(d), Chimera hereby grants to GSK a royalty- free, non-exclusive, perpetual, sublicensable (through multiple tiers), non-transferable (except as set forth in Section 12.5) worldwide right and license, under any Collaboration Data, to permit GSK to perform internal research and development activities.

(ii) Subject to Section 4.3(d), Chimera hereby grants to GSK a royalty- free, non-exclusive, perpetual, sublicensable (through multiple tiers), non-transferable (except as set forth in Section 12.5) worldwide right and license, under any Chimera Ligase Binder Data to permit GSK to perform internal research, development and commercialization activities.

(c) As between Chimera and GSK, ownership of all Intellectual Property made or developed solely or jointly by or on behalf of GSK and Chimera in the course of GSK or Chimera exercising its rights under the licenses set forth in Sections 4.3(a) and 4.3(b) shall be governed by Article 6 of this Agreement.

(d) Notwithstanding the licenses granted above, neither Party will disclose, directly or indirectly, any Collaboration Data, Chimera Ligase Binder Data or GSK Ligase Binder Data (including those of collaborators and Affiliates) to a Third Party Protein Degradation Company for a period of [***] or, if earlier, until such Collaboration Data, Chimera Ligase Binder Data or GSK Ligase Binder Data are definitively licensed or partnered with GSK or a Third Party. For purposes of this provision, Third Party Protein Degradation Companies are private or public companies with a market cap of less than [***].

4.4 Permitted Sublicenses. Each Party shall have the right to grant sublicenses under the licenses granted to it under Section 4.1 and Section 4.2 and Section 4.3, respectively, without the consent of the other Party. Each sublicense granted by a Party shall be subject to and consistent with the terms and conditions of this Agreement. Each Party shall remain fully liable for the acts and omissions of, and for breach of this Agreement by, its respective Affiliate(s) and Sublicensees and Third Party service providers, including subcontractors.

4.5 Retained Rights. Notwithstanding the licenses granted to Chimera pursuant to Section 4.1 and Section 4.2, without limiting the generality of Section 4.6, and subject to Section 2.8(a)(i), GSK shall retain for itself and its Affiliates, an exclusive (subject to the license grants to Chimera under Section 4.1(a)), worldwide right to make and use Screening Hits, Program Hits and Confirmed Hits solely for research purposes. For clarity, nothing herein shall require GSK to physically remove any Screening Hits from the GSK Libraries.

4.6 No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party grants to the other Party any license, express or implied, under its Intellectual Property.

ARTICLE 5

FINANCIAL TERMS

5.1 Equity Issuance. In partial consideration of the rights granted by GSK to Chimera hereunder, Chimera shall procure that Kymera Therapeutics, LLC shall issue to GSK or its nominated Affiliate pursuant, and subject in all respects, to a mutually-agreed unit grant and restriction agreement in the form attached as Exhibit D (the “Grant Agreement”), Series A Preferred Units of Kymera Therapeutics, LLC, which shares equal at least four percent (4%) of the capitalization of Kymera Therapeutics, LLC on a fully diluted basis as of the Effective Date.

5.2 Royalties.

(a) Royalties and Rates. Subject to the terms and conditions of this Agreement, as partial consideration for the rights assigned or granted to each Party pursuant to this Agreement, Chimera shall pay to GSK royalties on aggregate Net Sales, on a Product-by-Product and country- by-country basis, as follows:

Aggregate Net Sales of a Product in a Calendar Year	Royalty Rate
[***]	[***]
[***]	[***]

By way of example, in a given Calendar Year, if the aggregate annual worldwide Net Sales for a Product is $[***].

(b) Royalty Term. Royalties under Section 5.2(a) shall be payable on the Net Sales of a Product, on a Product-by-Product and country-by-country basis, beginning on First Commercial Sale of such Product in such country and continuing for ten (10) years thereafter.

(c) Reports and Royalty Payments. For as long as royalties are due under this Section 5.2, Chimera shall furnish to GSK a written report, within [***] after the end of each Calendar Quarter, showing the amount of Net Sales and royalty accrued during the most recently completed Calendar Quarter. Royalty payments for the applicable Calendar Quarter shall be due at the same time as such written report is delivered by Chimera to GSK. Such written report shall include, at a minimum, the following information for the applicable Calendar Quarter, each listed by Product, and by country of sale or intended use: (i) Net Sales; (ii) the basis for any adjustments to the royalty payable with respect to such Net Sales; (iii) the currency used and conversion rate to Dollars, if any, and (iv) the total royalty amount due hereunder with respect to such Net Sales.

5.3 Records and Audits. Chimera shall keep, and shall cause each of its Affiliates and Sublicensees, as applicable, to keep adequate books and records of accounting for the purpose of calculating all royalties and other amounts payable to GSK hereunder and ensuring Chimera’s compliance hereunder. For the [***] following the end of the Calendar Year to which each shall pertain, such books and records of accounting (including those of Chimera’s Affiliates and Sublicensees, as applicable) shall be kept at each of their principal place of business and shall be open for inspection and copying at reasonable times and upon reasonable notice by an independent certified accountant selected by GSK, and which is reasonably acceptable to Chimera, for inspecting the royalties and other amounts due to GSK under this Agreement. In no event shall such inspections be conducted hereunder more frequently than once every [***]. Such accountant shall have executed and delivered to Chimera and its Affiliates and Sublicensees, as applicable, a customary confidentiality agreement. The results of such inspection, if any, may be shared by the accountant with Chimera and GSK at either Party’s request, and shall be binding on both Parties. Any underpayments shall be paid by Chimera within [***] of notification of the results of such inspection. Any overpayments shall be fully creditable against amounts payable in subsequent payment periods but otherwise shall not be reimbursed by GSK. GSK shall pay for any such inspections, except that in the event there is any upward adjustment in aggregate royalties or other amounts payable for any Calendar Year shown by such inspection of more than [***], Chimera shall reimburse GSK for any reasonable out-of-pocket costs of such accountant or related to such inspection.

5.4 Currency Exchange. All payments to be made hereunder by Chimera to GSK shall be computed and paid in Dollars. Conversion of sales recorded in local currencies to Dollars will be performed in a manner consistent with Chimera’s normal practices used to prepare its audited financial statements for external reporting purposes, provided that such practices use a widely accepted source of published exchange rates and are in accordance with GAAP or IFRS, as applicable, and such practice is verified by an independent auditor.

5.5 Payment Method. All payments due under this Agreement to GSK shall be made by electronic transfer in immediately available funds, via either a bank wire transfer or an ACH (automated clearing house) mechanism or other means of electronic funds transfer as agreed by the Parties to an account designated by GSK.

5.6 Late Payments. Any undisputed amounts owed by Chimera to GSK under this Agreement that are more than [***] past due from the invoice date, as applicable, shall thereafter, to the extent permitted by Applicable Law, be subject to interest at an annual percentage rate of [***].

5.7 Blocked Payments. If, by reason of Applicable Laws, it becomes impossible or illegal for Chimera to transfer royalties or other payments under this Agreement to GSK, Chimera shall promptly notify GSK. During any such period described above, Chimera shall deposit such payments in local currency in the relevant jurisdiction to the credit of GSK in a recognized banking institution designated by GSK or, if none is designated by GSK within a period of [***], in a recognized banking institution selected by Chimera and identified in a written notice given to GSK.

5.8 Taxes. Where any sum due to be paid to either Party hereunder is subject to any withholding or similar tax, the Parties shall use their commercially reasonable efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, the payor shall remit such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due to payee and secure and send to payee the best available evidence of the payment of such withholding or similar tax. If withholding or similar taxes are paid to a government authority, each Party will provide the other such assistance as is reasonably required to obtain a refund of the withheld or similar taxes, or obtain a credit with respect to such taxes paid. In the event that a government authority retroactively determines that a payment made by a Party to the other pursuant to this Agreement should have been subject to withholding or similar (or to additional withholding or similar) taxes, and such Party (the “Withholding Party”) remits such withholding or similar taxes to the government authority, the Withholding Party will have the right (a) to offset such amount, including any interest and penalties that may be imposed thereon (except to the extent any such interest or penalties result from the negligence of the Withholding Party) against future payment obligations of the Withholding Party under this Agreement, (b) to invoice the other Party for such amount (which shall be payable by the other Party within [***] of its receipt of such invoice) or (c) to pursue reimbursement by any other available remedy.

ARTICLE 6

INTELLECTUAL PROPERTY

6.1 Ownership. Except as otherwise set forth in Sections 6.2 and 6.3 ownership of any Intellectual Property that arises out of the performance of this Agreement shall be determined in accordance with the rules of inventorship under U.S. patent law. Subject to Article 4, if the Parties are joint owners of any Collaboration IP, the Parties, as joint owners, shall have such rights, throughout the world, to the joint Collaboration IP as are provided under the laws of the United States and the State of Delaware to joint owners of intellectual property rights in the State of Delaware.

6.2 GSK Materials and IP.

(a) GSK Materials. All GSK Materials shall remain the exclusive property of GSK, subject to the rights and licenses granted herein.

(b) GSK IP. Subject to the license grants to Chimera under this Agreement, as between the Parties, GSK shall own and retain all right, title and interest in and to: (i) GSK Background IP and (ii) any improvement, modification or enhancement to the GSK Background IP, [***], and that does not claim, Cover, or relate to the use or composition of any Collaboration Compound(s) (including any Derivative Compounds) or Product(s) ((i) and (ii), collectively “GSK IP”). To the extent that Chimera acquires any rights under GSK IP, Chimera hereby assigns, conveys, and transfers to GSK all of Chimera’s right and title in any such GSK IP.

6.3 Chimera Materials and IP.

(a) Chimera Materials. All Chimera Materials shall remain the exclusive property of Chimera, subject to the rights and licenses granted herein.

(b) Chimera IP. Subject to the license grants to GSK under this Agreement, as between the Parties, Chimera shall own and retain all right, title and interest in and to: (i) Chimera Background IP and (ii) any improvement, modification or enhancement to Chimera Background IP [***], and that does not claim, Cover or relate to the use or composition of any Screening Hit, Program Hit or Confirmed Hit ((i) and (ii), collectively “Chimera IP”). To the extent that GSK acquires any rights under Chimera IP, GSK hereby assigns, conveys, and transfers to Chimera all of GSK’s right and title in any such Chimera IP.

6.4 Employees and Consultants; Assignment of IP.

(a) Each Party shall ensure that all of its employees and consultants (as well as employees and consultants of its Affiliates and subcontractors) that are supporting the performance of its obligations or exercise of its rights under this Agreement shall have executed agreements assigning to such Party all Intellectual Property made during the course of and as the result of their association with such Party with respect to the performance of activities under this Agreement, and obligating the individual upon request to sign any documents to confirm or perfect such assignment and to cooperate in the preparation and prosecution of any Patents claiming or otherwise covering such inventions and obligating the individual to obligations of confidentiality and non-use regarding Confidential Information on materially similar terms to those set forth in ARTICLE 7. Each Party shall provide copies of all such agreements referenced in the foregoing sentence, which may be redacted as reasonably necessary, to the other Party at the request of the other Party.

(b) GSK shall, and shall cause its Affiliates and subcontractors to, execute and deliver such additional documents, including, without limitation, any assignments, instruments, conveyances and assurances, and take such further actions as may be reasonably required to ensure that all right, title and interest in Chimera IP assigned to Chimera pursuant to Section 6.3(b) is effectively transferred to and held by Chimera. Chimera shall, and shall cause its Affiliates and subcontractors to, execute and deliver such additional documents, including, without limitation, any assignments, instruments, conveyances and assurances, and take such further actions as may be reasonably required to ensure that all right, title and interest in any GSK IP assigned to GSK pursuant to Section 6.2(b) is effectively transferred to and held by GSK.

6.5 Disclosure. GSK shall promptly disclose to Chimera all Chimera IP invented or developed by Representatives of GSK hereunder. Chimera shall promptly disclose to GSK all GSK IP invented or developed by Representatives of Chimera hereunder.

6.6 Further Assurances. Each Party agrees to execute all such documents and instruments and to perform all such acts (and cause its Affiliates, and each of their relevant employees and agents, to execute such documents and instruments and to perform such acts) as may be reasonably necessary in order to formally vest ownership as set forth in Section 6.2 and Section 6.3.

6.7 Patent Prosecution and Maintenance. Each Party shall have the sole right to control the preparation, prosecution and maintenance of patent applications and patents claiming inventions owned by such Party, at its sole expense. The Parties shall establish a process for the control and funding of the preparation, prosecution and maintenance of patent applications and patents within any jointly owned Intellectual Property from time to time following the Effective Date as reasonably necessary as agreed between the Parties.

6.8 Infringement of Patents by Third Parties. Each Party shall have the sole right to control the enforcement of patent applications and patents claiming inventions owned by such Party, at its sole expense. The Parties shall establish a process for the control and funding of enforcement of patents within any jointly owned Intellectual Property from time to time following the Effective Date as reasonably necessary as agreed between the Parties.

ARTICLE 7

CONFIDENTIALITY; PUBLICITY

7.1 General. “Confidential Information” means any and all information disclosed or submitted by one Party (in such capacity, the “Disclosing Party”) to the other Party (in such capacity, the “Receiving Party”) in writing or in other tangible form, or if disclosed orally, that is indicated to be confidential at the time of disclosure and confirmed in writing as such within [***] after initial disclosure to one Party by the other Party in connection with this Agreement. The GSK Libraries, GSK IP, GSK Program Hit IP, Screening Hits, Program Hits, Confirmed Hits, GSK Ligase Binder Data and any GSK Materials shall be GSK’s Confidential Information. The Collaboration Targets, Collaboration Data, Collaboration Compounds (including Derivative Compounds), Chimera Ligase Binder Data, Chimera IP and any Chimera Materials shall be Chimera’s Confidential Information. Except as otherwise permitted in the reasonable exercise of rights licensed herein (i) each Party shall receive and maintain the other Party’s Confidential Information in strict confidence, but, in such case, still subject to applicable requirements of this Agreement, including, for example, Section 6.4(a), and (ii) neither Party shall disclose any Confidential Information of the other Party to any Third Party. Neither Party shall use the Confidential Information of the other Party for any purpose other than as required to perform its obligations or in the reasonable performance of its obligations or exercise of its rights hereunder. Each Party, in its capacity as a Receiving Party, agrees that it may disclose Disclosing Party’s Confidential Information to its and its Affiliates’ Representatives requiring access thereto for the purposes of this Agreement, provided, however, that prior to making any such disclosures, each such Representative shall (a) be made aware of the confidential nature of such information, (b) be bound by written agreement or other similar obligation to maintain Confidential Information in confidence and (c) shall be bound by obligations not to use such Confidential Information for any purpose other than as necessary to perform the Receiving Party’s obligations or exercise its rights under this Agreement in accordance with the terms and conditions of this Agreement. Receiving Party agrees to take all reasonable steps to ensure that Disclosing Party’s Confidential Information shall be maintained in confidence including such steps as it takes to prevent the disclosure of its own proprietary and confidential information of like character. Receiving Party shall take all steps necessary to ensure that its Affiliates and Representatives shall comply with the terms and conditions of this Agreement, and each Party shall be responsible for breach of this ARTICLE 7 by its Affiliates and its and their respective Representatives. The foregoing obligations of confidentiality and non-use shall survive, and remain in effect for a period of [***] after the termination or expiration of this Agreement.

7.2 Exclusions from Nondisclosure Obligation. The nondisclosure and nonuse obligations in Section 7.1 shall not apply to any Confidential Information to the extent that Receiving Party can establish by competent written proof that:

(a) at the time of disclosure is publicly known;

(b) after disclosure, becomes publicly known by publication or otherwise, except by breach of this Agreement by Receiving Party;

(c) was in Receiving Party’s possession in documentary form at the time of disclosure hereunder other than as a result of a prior confidential disclosure by Disclosing Party or its Affiliate under the terms of the Prior CDA or Prior MTA;

(d) was received by Receiving Party from a Third Party who had the lawful right to disclose the Confidential Information and who shall not have obtained the Confidential Information from Disclosing Party; or

(e) is independently developed by Receiving Party (i.e., without reference to or reliance on Confidential Information of Disclosing Party).

Notwithstanding the foregoing: (i) the fact that certain technology becomes publicly known shall not release a Party from the obligation to keep confidential (and not use) the information that such technology is practiced (or not practiced) by the other Party; and (ii) the fact that individual features or combinations of features of a technology are or may become publicly known shall not be deemed to indicate that the overall combination is publicly known or disclosed and shall not allow the Party to whom individual features or combinations of features of a technology was disclosed under this Agreement to disclose (or practice) such individual features or combinations of features of a technology outside the scope of a license granted to such Party under this Agreement.

7.3 Required Disclosures. If either Party is required to disclose any Confidential Information of the other Party, pursuant to: a governmental law, regulation or order, an order of a court of competent jurisdiction; if strictly necessary to defend litigation (meaning that the defense would not be possible if the information were not disclosed); if necessary to prosecute a litigation under Section 6.8 or between the Parties to establish their rights under this Agreement; or to comply with the rules of the U.S. Securities and Exchange Commission or any stock exchange or listing entity, then Receiving Party may do so; provided, however, that Receiving Party shall (i) give advance written notice to Disclosing Party, (ii) make a reasonable effort to assist Disclosing Party (at Disclosing Party’s request and expense) to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required, and (iii) use and disclose the Confidential Information solely to the extent required by the law, regulation, order, or rule.

7.4 Terms of Agreement. The terms of this Agreement are the Confidential Information of both Parties; provided, however, that (a) each Party shall be entitled to disclose the terms of this Agreement to bona fide actual or prospective acquirers, underwriters, investors, lenders or other financing sources (and counsel for the foregoing) and (b) Chimera shall be entitled to disclose the terms of this Agreement to any bona fide potential sublicensee (and counsel for the foregoing) who, in the case of each of clauses (a) and (b), are obligated to keep such information confidential. Moreover, each Party shall be entitled to disclose the terms of this Agreement to legal, financial, business and investment banking advisors to such Party, under legally binding obligations of confidentiality and non-use outside of their representation and/or advice to the Party. In addition, if legally required, a copy of this Agreement may be filed by either Party with the U.S. Securities and Exchange Commission (or relevant ex-U.S. counterpart). In that case, the filing Party shall diligently seek confidential treatment for terms of this Agreement for which confidential treatment is reasonably available, and shall provide the non-filing Party reasonable advance notice of the terms proposed for redactions and a reasonable opportunity to request that the filing Party make additional redactions to the extent confidential treatment is reasonably available under the law.

7.5 Return of Confidential Information. Promptly after the termination or expiration of this Agreement for any reason, each Party shall return to the other Party or destroy, as such other Party shall direct, all tangible manifestations of such other Party’s Confidential Information in the possession of the Receiving Party at that time, and to which it does not have a license under Section 4.3, subject to the Receiving Party’s right to maintain one copy of such tangible manifestations of such other Party’s Confidential Information solely for purposes of monitoring its compliance with this Agreement.

7.6 Publicity. Neither Party shall make any statements or releases regarding this Agreement, the terms and conditions of this Agreement or the activities of the Parties hereunder without the prior written consent of the other Party.

7.7 Publication. Chimera may publish results concerning Collaboration Compounds, including without limitation, results generated in the performance of the Research Plan with respect to Program Hits that were subsequently selected by Chimera as Collaboration Compounds. Except as provided in the foregoing sentence, neither Party may, except with the other Party’s prior written consent, publish any information generated under the Research Plan, provided that under no circumstances may the publishing party publish Confidential Information of the non-publishing Party. If a Party wishes to disclose information generated under the Research Plan (the “Publishing Party”), the Publishing Party shall provide a copy of the proposed disclosure to the other Party (the “Non-Publishing Party”) at least [***] prior to such proposed disclosure. The Non-Publishing Party shall notify the Publishing Party during such at least [***] reviewing period whether consent is given, and if the publication or presentation of the Publishing Party includes Confidential Information of the Non-Publishing Party; in the latter case, the Publishing Party shall remove such Confidential Information from such proposed publication or presentation. Authorship of all publications and presentations of data, results or information will be made in accordance with industry standards and journal requirements. Each Party agrees to work in good faith with the other Party with respect to any such publication or presentation reasonably requested by such other Party.

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1 Mutual. Each of Chimera and GSK hereby represents and warrants that the representing and warranting Party is duly organized in its jurisdiction of incorporation; that the representing and warranting Party has the full power and authority to enter into this Agreement; that this Agreement is binding upon the representing and warranting Party; that this Agreement has been duly authorized by all requisite corporate action within the representing and warranting Party; and that the execution, delivery and performance by the representing and warranting Party of this Agreement and its compliance with the terms and conditions hereof does not result in a breach of any of the terms and conditions of or constitute a default under (a) any agreement or other instrument binding or affecting it or its Affiliate or the property of either of them, (b) the provisions of its bylaws or other governing documents or (c) any order, writ, injunction or decree of any governmental authority entered against it or by which any of its property is bound.

8.2 GSK. GSK hereby:

(a) As of the Effective Date, represents and warrants that, to GSK’s Knowledge, the performance by GSK or an Affiliate of GSK of the activities assigned to GSK under the Research Plan will not infringe the patent rights of any Third Party and will not misappropriate any trade secret of any Third Party.

(b) As of the Effective Date, represents and warrants that GSK and its Affiliates are not debarred and do not Knowingly employ or otherwise use in any capacity the services of any person that is or has been the subject of debarment or exclusion proceedings by a Regulatory Authority, including debarment proceedings under subsection 306(a) or (b) of the Generic Drug Enforcement Act of 1992. If at any time GSK, its Affiliates or any such persons become debarred, GSK shall promptly notify Chimera of such fact.

(c) GSK represents and warrants that GSK and its Affiliates have not assigned, transferred, conveyed, exclusively licensed, or otherwise encumbered its or its Affiliates’ right, title and interest in any [***] as of the Effective Date in any manner that would prevent GSK and its Affiliates from granting the licenses and rights to Chimera and its Affiliates under this Agreement.

(d) GSK hereby covenants that GSK and its Affiliates shall not enter into any agreement, that would (i) conflict or interfere with the licenses and other rights granted to Chimera and its Affiliates under this Agreement or (ii) otherwise restrict the ability of the Parties to perform their obligations under this Agreement.

(e) GSK hereby covenants that GSK and its Affiliates will not assign, transfer, convey, exclusively license, or otherwise encumber its or its Affiliates’ right, title and interest in [***] as of the Effective Date in any manner that would prevent GSK and its Affiliates from granting the licenses and rights to Chimera and its Affiliates under this Agreement

8.3 Chimera. Chimera hereby:

(a) As of the Effective Date, represents and warrants that, to Chimera’s Knowledge, the performance by Chimera or an Affiliate of Chimera of the activities assigned to Chimera under the Research Plan will not infringe the patent rights of any Third Party and will not misappropriate any trade secret of any Third Party.

(b) As of the Effective Date, represents and warrants that Chimera and its Affiliates are not debarred and do not Knowingly employ or otherwise use in any capacity the services of any person that is or has been the subject of debarment or exclusion proceedings by a Regulatory Authority, including debarment proceedings under subsection 306(a) or (b) of the Generic Drug Enforcement Act of 1992. If at any time Chimera, its Affiliates or any such persons become debarred, Chimera shall promptly notify GSK of such fact.

(c) Chimera represents and warrants that Chimera and its Affiliates have not assigned, transferred, conveyed, exclusively licensed, or otherwise encumbered its or its Affiliates’ right, title and interest in any Collaboration Data as of the Effective Date in any manner that would prevent Chimera and its Affiliates from granting the licenses and rights to GSK and its Affiliates under this Agreement.

(d) Chimera hereby covenants that Chimera shall not, and shall cause its Affiliates not to, enter into any agreement, that would (i) conflict or interfere with the licenses and other rights granted to GSK and its Affiliates under this Agreement or (ii) otherwise restrict the ability of the Parties to perform their obligations under this Agreement.

(e) Chimera hereby covenants that Chimera and its Affiliates will not assign, transfer, convey, exclusively license, or otherwise encumber its or its Affiliates’ right, title and interest in any Collaboration Data as of the Effective Date in any manner that would prevent Chimera and its Affiliates from granting the licenses and rights to GSK and its Affiliates under this Agreement.

8.4 DISCLAIMER OF WARRANTIES. OTHER THAN THE EXPRESS WARRANTIES OF SECTIONS 8.1, 8.2 and 8.3, EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT ANY PRODUCTS DEVELOPED UNDER THIS AGREEMENT ARE FREE FROM THE RIGHTFUL CLAIM OF ANY THIRD PARTY, BY WAY OF INFRINGEMENT OR THE LIKE, OR THAT ANY PATENTS WILL ISSUE OR BE VALID OR ENFORCEABLE, OR THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL.

ARTICLE 9

INDEMNIFICATION

9.1 By GSK. GSK hereby agrees to indemnify, defend and hold harmless (collectively, “Indemnify”) Chimera, its Affiliates and its and their Representatives (collectively, “Chimera Indemnitees”) from and against any and all claims, demands, actions, suits and proceedings brought by a Third Party (collectively, “Third Party Claims”), and all liability, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) (collectively, “Losses”) finally awarded or agreed to as a settlement of such Third Party Claims, in each case to the extent such Third Party Claims arise out of or result from (a) the gross negligence or willful misconduct of any GSK Indemnitee in the performance of its obligations under this Agreement or (b) GSK’s breach of its warranties or representations under this Agreement; except in each case of (a) and (b) to the extent that a Third Party Claim arises out of or results from the gross negligence or willful misconduct of any Chimera Indemnitee or Chimera’s breach of its warranties or representations under this Agreement.

9.2 By Chimera. Chimera hereby agrees to Indemnify GSK, its Affiliates and its and their Representatives (collectively, “GSK Indemnitees”) from and against any and all Third-Party Claims, and all Losses finally awarded or agreed to as a settlement of such Third-Party Claims, in each case to the extent such Third Party Claims arise out of or result from (a) the gross negligence or willful misconduct of any Chimera Indemnitee in the performance of its obligations under this Agreement; (b) Chimera’s breach of its warranties or representations under this Agreement; or (c) the Development and Commercialization of Collaboration Compounds and Products by Chimera and its Affiliates, and its and their respective licensees and commercial partners; except in each case of (a), (b) and (c) to the extent that a Third-Party Claim arises out of or results from the gross negligence or willful misconduct of any GSK Indemnitee or GSK’s breach of its warranties or representations under this Agreement.

9.3 Procedures. Each of the foregoing agreements to Indemnify is conditioned on the relevant Chimera Indemnitees or GSK Indemnitees (a) providing the Party that is obligated to indemnify prompt written notice of any Third Party Claim giving rise to an indemnification obligation hereunder, provided, that the failure to promptly provide such notice shall not relieve the indemnifying Party of its obligations except, and only to the extent, that the indemnifying Party is actually prejudiced as a result of such failure, (b) permitting the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such Third Party Claim, provided that the indemnified Party shall be entitled to participate in, but not control, the defense of a Third Party Claim and to engage counsel of its choice for such purpose at its own cost; and

(a) providing reasonable assistance in the defense of such Third Party Claim at the indemnifying Party’s request and reasonable expense. The indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claims, on such terms as the indemnifying Party in its reasonable discretion, shall deem appropriate (provided, however, that such terms must (i) include a complete and unconditional release of the indemnified Party from all liability with respect thereto and (ii) not include any admission of fault by, or impose any liability or obligation (other than the payment of money which shall be satisfied by the indemnifying Party) on, the indemnified Party; in each case of (i) and (ii) with the prior written consent of the indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE 10

LIABILITY

10.1 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY DAMAGES THAT ARE NOT A DIRECT AND FORESEEABLE CONSEQUENCE OF THE BREACH, ACTION OR OMISSION GIVING RISE TO A CLAIM HEREUNDER (FOR EXAMPLE, ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES, INCLUDING DAMAGE TO GOODWILL), INCLUDING WITHOUT LIMITATION, CLAIMS ARISING UNDER ARTICLE 9 OF THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.1 IS INTENDED TO OR SHALL LIMIT OR RESTRICT DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTIONS 7.1 - 7.5.

10.2 Liability Cap. Except as provided in ARTICLE 9, neither Party shall be liable (whether in contract, tort or otherwise) to the other Party for an amount greater than [***].

ARTICLE 11

TERM AND TERMINATION

11.1 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated in accordance with the terms hereof or by mutual written consent, shall continue on a Product-by-Product and country-by-country basis, until there are no more royalty payments owed to GSK on any Products in any country pursuant to this Agreement (the longest such period of time for any Product hereunder, the “Term”). Upon there being no more such payments hereunder for any Product in any country, the licenses granted to Chimera pursuant to Section 4.2 shall become fully paid up, perpetual, irrevocable licenses with respect to all Products in all countries.

11.2 Termination.

(a) Material Breach. Either Party may terminate this Agreement for the material breach of this Agreement by the other Party, if such breach (other than non-payment of amounts owed) remains uncured [***] days following notice from the non-breaching Party to the breaching Party specifying such breach. If there is a good faith dispute as to the existence or cure of a breach or default pursuant to this Section 11.2, all applicable cure periods shall be tolled during the existence of such good faith dispute and no termination for a breach which is disputed in good faith shall become effective until such dispute is resolved pursuant to the process set forth in Section 12.2.

(b) Bankruptcy. If, at any time during the Term (i) a case is commenced by or against either Party under Title 11, United States Code, as amended, or analogous provisions of applicable law outside the United States (the “Bankruptcy Code”) and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed within [***] after the commencement thereof, (ii) either Party files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (iii) either Party assigns all or a substantial portion of its assets for the benefit of creditors, (iv) a receiver or custodian is appointed for either Party’s business, or (v) a substantial portion of either Party’s business is subject to attachment or similar process; then, in any such case ((i), (ii), (iii), (iv) or (v)), the other Party may terminate this Agreement upon written notice to the extent permitted under applicable law.

(c) Convenience. Either Party may terminate this Agreement in its entirety for any or no reason upon [***] prior written notice to the other Party.

11.3 Effect of Termination.

(a) Termination for Convenience. If either Party terminates this Agreement in its entirety pursuant to Section 11.2(c), then, the following shall occur:

(i) the Parties’ respective obligations under the Research Plan shall terminate;

(ii) the terminating Party’s obligations under Section 2.8(a) would survive such termination for the remainder of the applicable exclusivity period and the nonterminating Party’s obligations under Section 2.8(a) would end;

(iii) the licenses granted to Chimera under Section 4.2 shall survive such termination for all Collaboration Compounds that have been selected in accordance with Section 2.5 as of the effective date of termination and no other Compounds shall be eligible for selection as Collaboration Compounds as of such date;

(iv) the licenses granted to each of Chimera and GSK under Section 4.3 as of the effective date of termination shall survive; and

(v) the Parties’ rights and obligations under Sections 5.2 - 5.8 (inclusive) shall remain in full force and effect with respect to all Collaboration Compounds and all Products, including without limitation, Chimera’s obligation to pay royalties to GSK as set forth in Article 5.

(b) Termination by GSK for Material Breach. If GSK terminates this Agreement in its entirety pursuant to Section 11.2(a) as a result of Chimera’s uncured material breach, then the following shall occur:

(i) the Parties’ respective obligations under the Research Plan shall terminate;

(ii) Chimera’s obligations under Section 2.8(a) would survive such termination for the remainder of the applicable exclusivity period and GSK’s obligations under Section 2.8(a) would terminate;

(iii) the licenses granted to Chimera under Section 4.2 shall survive such termination for all Collaboration Compounds that have been selected in accordance with Section 2.5 as of the effective date of termination and no other Compounds shall be eligible for selection as Collaboration Compounds as of such date; provided however, that, solely in the event that this Agreement is terminated by GSK pursuant to Section 11.2(a) for an uncured material breach by Chimera of its obligations under Articles 14, 15 or 16, then, as of the effective date of termination of this Agreement, (i) the licenses granted to Chimera under Section 4.2 shall terminate with respect to all Collaboration Compounds (including all Collaboration Compounds that have been selected in accordance with Section 2.5 as of the effective date of termination) and (ii) notwithstanding anything herein to the contrary, the payment obligations set forth in Article 5 and Sections 11.3(b)(iv) and 11.3(b)(v) shall terminate and be of no further force or effect;

(iv) except as otherwise provided in Section 11.3(b)(iii), the Parties’ rights and obligations under Sections 5.2 - 5.8 (inclusive) shall remain in full force and effect with respect to all Collaboration Compounds and all Products, including without limitation, Chimera’s obligation to pay royalties to GSK as set forth in Article 5; and

(v) [***].

(c) Termination by Chimera for Material Breach. If Chimera terminates this Agreement in its entirety pursuant to Section 11.2(a) as a result of GSK’s uncured material breach, then, the following shall occur:

(i) the Parties’ respective obligations under the Research Plan shall terminate;

(ii) GSK’s obligations under Section 2.8(a) would survive such termination for the remainder of the applicable exclusivity period, and Chimera’s obligations under Section 2.8(a) would terminate;

(iii) the licenses granted to Chimera under Section 4.2 shall survive such termination for all Collaboration Compounds that have been selected in accordance with Section 2.5 as of the effective date of termination and no other Compounds shall be eligible for selection as Collaboration Compounds as of such date;

(iv) the licenses granted to each of Chimera and GSK under Section 4.3 as of the effective date of termination shall survive; and

(v) the Parties’ rights and obligations under Sections 5.2-5.8 (inclusive) shall remain in full force and effect with respect to all Collaboration Compounds and all Products, including without limitation, Chimera’s obligation to pay royalties to GSK as set forth in Article 5; provided that, [***] and payment of such reduced amount shall be deemed to be payment in full by Chimera.

11.4 Survival in All Cases. Termination of this Agreement shall be without prejudice to or limitation of any other remedies available to nor any accrued obligations of either Party. In the event this Agreement expires or is terminated in accordance with Section 11.2, all rights and obligations under this Agreement shall immediately cease, except that the Parties’ respective rights and obligations under Articles 1 (as applicable), 6, 7, 9 and 10, and Sections 4.3(a), 4.3(b), 8.4, 11.3, 11.4, 11.5, 12.2, 12.3, 12.8, 12.9, 12.10, 12.13, 12.14 and 12.15 shall survive any expiration or termination of this Agreement.

11.5 Bankruptcy. All licenses and rights to licenses granted under or pursuant to this Agreement by a Party to the other Parties are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that each Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its respective rights and elections under the Bankruptcy Code. A Party (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) agrees not to interfere with the exercise by a Party as a licensee of rights under this Agreement, or its Affiliates, of its rights and licenses to such intellectual property in accordance with this Agreement. The foregoing provisions are without prejudice to any rights a Party may have arising under the Bankruptcy Code or other applicable law.

ARTICLE 12

MISCELLANEOUS

12.1 Independent Contractors. The Parties shall perform their obligations under this Agreement as independent contractors. Nothing contained in this Agreement shall be construed to be inconsistent with such relationship or status. This Agreement and the Parties’ relationship in connection with it shall not constitute, create or in any way be interpreted as a joint venture, fiduciary relationship, partnership or agency of any kind.

12.2 Dispute Resolution.

(a) Resolution by Executive Officers. The Parties agree that the procedures set forth in this Section 12.2 and Section 12.3 shall be the exclusive mechanism for resolving any dispute, controversy, or claim (each, a “Dispute”) between the Parties that may arise from time to time pursuant to this Agreement relating to any Party’s rights and/or obligations. Except as otherwise provided in this Agreement, in the event of any Dispute between the Parties in connection with this Agreement, the construction hereof, or the rights, duties or liabilities of either Party hereunder, the Parties shall first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves. In the event that such Dispute is not resolved on an informal basis within [***], either Party may, by written notice to the other Party, refer the Dispute to the executive officers designated by the Parties for attempted resolution. Such officers, or their designees, shall attempt in good faith to promptly resolve such Dispute within [***] thereafter. In the event that any matter is not resolved under the foregoing provisions, each Party may, at its sole discretion, seek resolution of such matter in accordance with Section 12.2(b).

(b) Mediation. If a Dispute arises out of or relating to this Agreement, or the breach thereof, and if said Dispute is not resolved through negotiation by the Parties under Section 12.2(a), the Parties agree that they shall attempt in good faith to resolve the Dispute by referring it for confidential mediation under the fast track mediation rules of procedure of the International Institute for Conflict Prevention & Resolution (the “CPR”) in effect at the start of mediation. Unless otherwise agreed, the Parties shall select a mediator from the CPR Panels of Distinguished Neutrals. If the Parties cannot agree, they will defer to the CPR to select a mediator. The cost of the mediator shall be borne equally by the Parties. The place of mediation shall be New York, New York, United States of America. Any Dispute not resolved within [***] (or within such other time period as may be agreed to by the Parties in writing) after appointment of the mediator shall be finally resolved pursuant to Section 12.3.

12.3 Governing Law and Venue. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Delaware without giving effect to principles of conflicts of laws that would require the application of any other law; provided, however, that matters of intellectual property law shall be determined in accordance with the United States federal law. Any disputes arising under this Agreement that are not resolved in accordance with Section 12.2 shall be brought solely in Federal or State courts located in New York City, New York.

12.4 Entire Agreement. This Agreement (including its Exhibits) sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersede and terminate all prior agreements and understandings between the Parties with respect to such subject matter. For clarity, all information relating to the arrangement described in this Agreement that was disclosed pursuant to the Prior CDA or Prior MTA shall be deemed to be Confidential Information under this Agreement and governed by the terms of ARTICLE 7. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

12.5 Assignment. This Agreement may not be assigned, in whole or in part, whether voluntarily or by operation of law, by either Party without the prior written consent of the other Party, except either Party may assign this Agreement in its entirety to (a) an Affiliate; or (b) a successor entity in connection with a reorganization, merger, consolidation, acquisition, or other restructuring involving all or substantially all of the voting securities and/or assets of such Party or any of its Affiliates related to this Agreement, provided the successor agrees to assume all of the assigning Party’s rights and obligations under this Agreement. This Agreement inures to the benefit of and shall be binding upon each Party and their respective successors, heirs and permitted assigns.

12.6 Severability. If one or more of the provisions in this Agreement are deemed unenforceable by law, then such provision shall be deemed stricken from this Agreement and the remaining provisions shall continue in full force and effect.

12.7 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by a Force Majeure (defined below) and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting Force Majeure continues and the nonperforming Party takes reasonable efforts to remove the condition, but no longer than [***]. For purposes of this Agreement, “Force Majeure” means conditions beyond a Party’s reasonable control or ability to plan for, including acts of God, war, terrorism, civil commotion, labor strike or lock-out; epidemic; failure or default of public utilities or common carriers; and destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing under this Agreement shall not be excused by reason of a Force Majeure affecting the payor.

12.8 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if (a) mailed by first class certified or registered mail, postage prepaid, (b) delivered by express delivery service, or (c) personally delivered, and which notice by personal delivery shall be followed reasonably promptly by an additional notice pursuant to one of clause (a) or (b) above. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

If to Chimera:

Project Chimera

400 Technology Square, 10th Floor

Cambridge, MA 02139

U.S.A

Attention: Stuart Chaffee, Ph.D.

With a copy to:

Goodwin Procter LLP „

100 Northern Avenue

Boston, MA 02210

U.S.A.

Attention: Christopher Denn

If to GSK:

GlaxoSmithKline Intellectual Property Development Limited

980 Great West Road

Brentford

MIDDLESEX

TW8 9GS

United Kingdom

Attention: Senior Vice President, Worldwide Business Development

With a copy to:

GlaxoSmithKline 709

Swedeland Road

PO Box 1539 King of Prussia, PA

U.S.A.

Attention: Senior Vice President, Legal Corporate Functions

12.9 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on, nor to be used to interpret, the meaning of the language contained in the particular article or section.

12.10 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the subsequent enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time executed by an authorized officer of the waiving Party.

12.11 Performance by Affiliates. A Party may perform some or all of its obligations under this Agreement through Affiliate(s) or may exercise some or all of its rights under this Agreement through Affiliates. Each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall be responsible for any failure of its Affiliates to comply with the provisions of this Agreement in connection with such performance. In particular and without limitation, all Affiliates of a Party, and all Representatives of such Affiliates, that receive Confidential Information of the other Party in connection with the performance of the activities pursuant to this Agreement shall be governed and bound by all obligations substantially similar to those set forth in ARTICLE 7.

12.12 Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed to be an original, and which collectively shall be deemed to be one and the same instrument. In addition, signatures may be exchanged by facsimile or PDF.

12.13 Drafting Party. Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties and their counsels. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

12.14 Singular and Plural; Gender. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “any” means “any and all” unless otherwise clearly indicated by context. The word “including” will be construed as “including without limitation.” The word “or” is disjunctive but not necessarily exclusive.

12.15 References. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to Applicable Law herein shall be construed as referring to such Applicable Law as from time to time enacted, repealed or amended, (c) any reference herein to any person shall be construed to include the person’s successors and assigns, and (d) all references herein to Articles, Sections or Exhibits, unless otherwise specifically provided, shall be construed to refer to Articles, Sections and Exhibits of this Agreement.

ARTICLE 13

GOOD DATA MANAGEMENT PRACTICES

13.1 Each Party acknowledges the importance of ensuring that the Research Collaboration is undertaken in accordance with the following good data management practices (“Good Data Management Practices”):

Data are being generated using sound scientific techniques and processes;

Data are being accurately recorded in accordance with good scientific practices by persons conducting research hereunder;

Data are being analyzed appropriately without bias in accordance with good scientific practices;

Data and results are being stored securely and can be easily retrieved, and Data trails exist to easily demonstrate and/or reconstruct key decisions made during the conduct of the research, presentations made about the research and conclusions reached with respect to the research.

13.2 Each Party agrees that it shall carry out the Research Plan and collect and record any data generated therefrom in a manner consistent with the specific requirements set forth in Exhibit B. At any time during the term of this Agreement, a Party may require changes to the specific requirements set forth in Exhibit B, where such Party reasonably believes such changes are required to ensure that the Research Plan is undertaken in compliance with Good Data Management Practices.

13.3 Each Party shall be permitted, in its sole discretion and at no additional charge, to undertake on-site compliance audits of the other Party’s Good Data Management Practices on providing the other Party with [***] written notice of the auditing Party’s intent to do so.

ARTICLE 14

USE OF ANIMALS

14.1 Each Party agrees to comply with all relevant statutes, legislation, regulations and guidelines for the care, welfare and ethical treatment of animals used in research in the country where the Research Plan is being performed. In conducting any research involving the use of animals, each Party further agrees to comply with the “3R” Principles— reducing the number of animals used, replacing animals with non-animal methods whenever possible and refining the research techniques used. All work must be conducted in adherence to the core principles for animals on research studies identified below. Local customs, norms, practices or laws may be additive to the core principles, but each Party agrees to comply, at a minimum, with these core principles:

access to species appropriate food and water;

access to species-specific housing, including species-appropriate temperature and humidity levels;

access to humane care and a program of veterinary care; ability to demonstrate species-specific behaviour;

adherence to principles of replacement, reduction and refinement in the design of in vivo studies;

study design reviewed by institutional ethical review panel;

commitment to minimizing pain and distress during in vivo studies, and work performed by appropriately trained staff.

14.2 Each Party shall permit the other Party to conduct reasonable inspections (not audits) if announced in advance with written notice, in order for the inspecting Party to confirm adherence to the above principles and guidelines. To the extent that any material deficiencies are identified as the result of such inspection, the inspected Party shall endeavour in good faith to take reasonable and practical corrective measures to remedy any such material deficiencies.

ARTICLE 15

COMPLIANCE WITH LAWS

15.1 Each Party acknowledges that it has read the “Prevention of Corruption - Third Party Guidelines,” hereby attached as Exhibit E and agrees to perform its obligations under the Agreement in accordance with the principles set out therein.

15.2 Each Party shall comply fully at all times with all Applicable Laws and regulations, including applicable anti-corruption laws, of the territory in which such Party conducts business with the other Party.

15.3 Either Party shall be entitled to terminate this Agreement immediately on written notice to the other Party if the other Party fails to perform its obligations in accordance with this ARTICLE 15. The non-terminating Party shall have no claim against the other Party for compensation for any loss of whatever nature by virtue of the termination of this Agreement in accordance with this ARTICLE 15. To the extent (and only to the extent) that the laws of the territory provide for any such compensation to be paid to the non-terminating upon the termination of this Agreement, the non-terminating Party hereby expressly agrees to waive (to the extent possible under the laws of the territory) or to repay to the terminating Party any such compensation or indemnity.

ARTICLE 16

ETHICAL STANDARDS

16.1 Unless otherwise required or prohibited by Applicable Law, the Parties warrant, to their Knowledge, that in relation to the performance of this Agreement:

they do not employ, engage or otherwise use any child labour in circumstances such that the tasks performed by any such child labour could reasonably be foreseen to cause either physical or emotional impairment to the development of such child;

they do not use forced labour in any form (prison, indentured, bonded or otherwise) and their employees are not required to lodge papers or deposits on starting work;

they provide a safe and healthy workplace, presenting no immediate hazards to their employees. Any housing provided by the Parties to their employees is safe for habitation. The Parties provide access to clean water, food, and emergency healthcare to their employees in the event of accidents or incidents in the workplace;

they do not discriminate against any employees on any ground (including race, religion, disability or gender);

they do not engage in or support the use of corporal punishment, mental, physical, sexual or verbal abuse and do not use cruel or abusive disciplinary practices in the workplace;

they pay each employee at least the minimum wage, or a fair representation of the prevailing industry wage, (whichever is the higher) and provide each employee with all legally mandated benefits;

they comply with the laws on working hours and employment rights in the countries in which they operate;

they are respectful of their employees’ right to join and form independent trade unions and freedom of association.

16.2 The Parties agree that they are responsible for controlling their own supply chain and that they shall encourage compliance with ethical standards and human rights by any subsequent supply of goods and services that is used by the Parties when performing their obligations under this Agreement.

16.3 The Parties shall ensure that they have ethical and human rights policies and an appropriate complaints procedure to deal with any breaches of such policies.

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IN WITNESS WHEREOF, the Parties have by duly authorized persons executed this Agreement as of the date first written above.

PROJECT CHIMERA, INC.	GLAXOSMITHKLINE INTELLECTUAL PROPERTY DEVELOPMENT LIMITED

Sign: /s/ Stuart Chaffee	Sign: /s/ Dorcas Murray
Print Name: Stuart Chaffee, Ph.D.	Print Name: Dorcas Murray
Title: Vice President	Title: Authorised Signatory, For and on behalf of Glaxo Group Limited Corporate Director

Date: October 3, 2017	Date: October 3, 2017

EXHIBIT A

Initial Collaboration Targets

[***]

Additional Collaboration Targets

EXHIBIT B

Research Plan

[***]

EXHIBIT C

MATERIAL TRANSFER RECORD FORM

Capitalized terms used herein that are not defined herein shall have the meanings set forth in the Collaboration Agreement dated October 3, 2017 made between GSK and Chimera.

In connection with the performance of the Collaboration Agreement and pursuant to the terms of therein:

(i) GSK will transfer to Chimera the GSK Materials set forth below; and/or

(ii) Chimera will transfer to GSK the Chimera Materials set forth below.

This Material Transfer Record Form shall be used as the record of all such GSK Material and Chimera Material transfers.

Transfer Date:

Description of Chimera Materials and GSK Materials, as applicable:

Signature - GSK Scientific Liaison                                         Date

Signature - Chimera Scientific Liaison                                    Date

Note: This MTR form is to be completed and signed by the Chimera Scientific Liaison and GSK Scientific Liaison for each transfer. A copy of each completed MTR is to be timely provided to each Party’s Alliance Manager. This MTR form should not be used to transfer any materials in which Third Parties may have rights, or which may infringe, or violate any intellectual property rights held by any Third Party. If there are any questions about the appropriateness of a transfer, please contact the institutional representatives identified herein before making the transfer.

EXHIBIT D

Grant Agreement

EXHIBIT E

Prevention of Corruption - Third Party Guidelines

The GSK Anti-Bribery and Corruption Policy (POL-GSK-007) requires compliance with the highest ethical standards and all anti-corruption laws applicable in the countries in which GSK (whether through a third party or otherwise) conducts business. POL-GSK-007 requires all GSK employees and any third party acting for or on behalf of GSK to ensure that all dealings with third parties, both in the private and government sectors, are carried out in compliance with all relevant laws and regulations and with the standards of integrity required for all GSK business. GSK values integrity and transparency and has zero tolerance for corrupt activities of any kind, whether committed by GSK employees, officers, or third-parties acting for or on behalf of GSK.

Corrupt Payments - GSK employees and any third party acting for or on behalf of GSK, shall not, directly or indirectly, promise, authorize, ratify or offer to make or make any “payments” of “anything of value” (as defined in the glossary section) to any individual (or at the request of any individual) including a “government official” (as defined in the glossary section) for the improper purpose of influencing or inducing or as a reward for any act, omission or decision to secure an improper advantage or to improperly assist the company in obtaining or retaining business.

Government Officials - Although GSK’s policy prohibits payments by GSK or third parties acting for or on its behalf to any individual, private or public, as a “quid pro quo” for business, due to the existence of specific anticorruption laws in the countries where we operate, this policy is particularly applicable to “payments” of “anything of value” (as defined in the glossary section), or at the request of, “government officials” (as defined in the glossary section).

Facilitating Payments - For the avoidance of doubt, facilitating payments (otherwise known as “greasing payments” and defined as payments to an individual to secure or expedite the performance of a routine government action by government officials) are no exception to the general rule and therefore prohibited.

GLOSSARY

The terms defined herein should be construed broadly to give effect to the letter and spirit of the ABAC Policy. GSK is committed to the highest ethical standards of business dealings and any acts that create the appearance of promising, offering, giving or authorising payments prohibited by this policy will not be tolerated.

Anything of Value: this term includes cash or cash equivalents, gifts, services, employment offers, loans, travel expenses, entertainment, political contributions, charitable donations, subsidies, per diem payments, sponsorships, honoraria or provision of any other asset, even if nominal in value.

Payments: this term refers to and includes any direct or indirect offers to pay, promises to pay, authorizations of or payments of anything of value.

Government Official shall mean:

•	Any officer or employee of a government or any department, agency or instrument of a government;

•	Any person acting in an official capacity for or on behalf of a government or any department, agency, or instrument of a government;

•	Any officer or employee of a company or business owned in whole or part by a government;

•	Any officer or employee of a public international organization such as the World Bank or United Nations;

•	Any officer or employee of a political party or any person acting in an official capacity on behalf of a political party; and/or Any candidate for political office